UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2016 (September 8, 2016)

Commission file number: 000-54072

China Ginseng Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	20-3348253
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

64 Jie Fang Da Road

Ji Yu Building A, Suite 1208

Changchun City, China 130022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone (01186) 43185790039

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement.

From April 2013 to July 2014, China Ginseng Holdings, Inc. (the “Company”)’s subsidiaries, Jilin Huamei Beverage Co., Ltd. and Huaxia Ginseng Industry Co., Ltd. (each a “Debtor,” together “Debtors”) and Changzhen Liu, the Company’s former chief executive officer, Chairman of Company’s board of directors (the “Board”), and Director of the Board, borrowed from Changchun City Langyin Small Loan Co., Ltd. (formerly Changchun City Jikailong Small loan Co., Ltd.) (the “Creditor”), certain loans that as of June 1, 2016, the aggregate outstanding amount of principle and interest was approximately US$1.61 million (or RMB 37 million) (“Total Outstanding Balance”).

Pursuant to a Share Pledge Agreement entered into on September 8, 2016 (the “Effective Date”), by and between the Company, the Debtors and the Creditor, the Creditor agreed to extend the repayment of the Total Outstanding Balance to March 31, 2017 (the “Maturity Date”) in exchange of the Company’s agreement to pledge 10 million restricted shares of the Company’s common stock (the “Shares”) to the Creditor. Based on the current trading price, the Shares have a market value of approximately $1.16 million (or RMB 26.6 million) and the parties agreed the current market value of the Shares represents the secured loan balance (the “Secured Loan Balance”). In the event that the Debtors fail to repay the Secured Loan Balance prior to Maturity Date, a percentage of the Shares in proportion to the outstanding Secured Loan Balance in default, will be issued by the Company to the Creditor. According to the Share Pledge Agreement, the amount of Secured Loan Balance will be deducted from the Total Outstanding Balance. As the Creditor is a non-U.S. entity, the restricted Shares will be issued to the Creditor pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.03             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above, which is incorporated herein by reference.

Item 9.01             Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Share Pledge Agreement dated September 8, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

China Ginseng Holdings, Inc.

Date: September 13, 2016	By:	/s/ Long He
Long He
Chief Executive Officer